STATE OF WASHINGTON
DEPARTMENT OF NATURAL RESOURCES
Brian J. Boyle
Commissioner of Public Lands
Olympia, Washington 98504


HARBOR AREA LEASE NO. 2590

BY THIS LEASE, by and between the STATE OF WASHINGTON, acting by and through the Department of Natural Resources, hereinafter called the Leasor and TODD PACIFIC SHIPYARDS
CORPORATION, hereinafter called the Leasee, the Lessor leases to the Leasee on the terms and conditions as hereinafter set forth, the following described harbor area situate in King County, Washington, to wit:

That portion of the harbor area lying in front of Block 404, Seattle Tide Lands, within the following described tract:

Beginning at the Northwest corner of Block 404, Seattle Tide Lands, proceed North 0 00 00 East along the east line of the West Waterway a distance of 616.527 feet, thence South 76 42 13 West along the original outer harbor line a distance of
128.443 feet to the outer harbor line, thence North 0 00 00 East along the outer harbor line a distance of 265 feet, thence North 76 42 13 East a distance of 128.443 feet to the east line of the West Waterway produced, thence North 0 00 00 East along the east line of the West Waterway produced, a distance of 351-040 feet, thence North 76 42 13 East a distance of 385 feet, thence South 0 00 00 West a distance of 956.04 feet, thence North 76 42 13 east a distance of
115.00 feet, thence North 0 00 00 East a distance of 440.00 feet to the original outer harbor line, thence North 76 42 13 East along the original outer harbor line a distance of
85.701 feet, thence South 0 00 00 West a distance of 616.527 feet to the inner harbor line, thence South 76 42 13 West along the inner harbor line a distance of 585.701 feet to the point of beginning, as shown on the official maps of Seattle Tide Lands on the file in the office of he commissioner of Public Lands at Olympia, Washington, and as further shown on the attached Exhibit A, containing approximately 528.652 square feet.


SECTION 1 OCCUPANCY

1.1  Term.   This lease shall commence on the 13th day of
December, 1982 and continue to the 13th day of December,
2012


SECTION 2 USE OF PREMISES

2.1  PERMITTED USE.   The lessee shall have use of he leased
premises foe the purposes of building and maintaining wharves, docks and other structures for the convenience of navigation and commerce as shown on the exhibits approved by the Lessor and on file in the office of the Lessor.


SECTION 3 PAYMENT

3.1  Rental.   Annual rental in the amount of $ (see
attachment), which represents 10 percent of the full and true value of the harbor area herein described as determined by the Lessor, in accordance with the provisions of Chapter
97, Laws of 1969. First Extraordinary Session, or as amended by subsequent legislation .

3.2  Payment.   the payment of the rental fixed to the
Lessor each year in advance, is the essence of this lease, and the same shall be, and is a condition precedent to the execution and continuance of this lease or any rights thereunder. Payment is to be written to the Department of Natural Resources, Olympia, Washington 98504.

3.3  Adjustment.   The Lessor shall at the end of the first
five (50) year period of he lease term and at the end of each subsequent five (5) year period of the lease term, determine the full and true value in money of the herein described harbor area exclusive of improvements, unless the improvements are State-owned, in which case they shall be included, which value shall be the value at which the property would be taken in payment of a just debt from a solvent debtor and such valuation shall be utilized in computation of rental for the five (5) year period following.

3.4  Leasehold Tax.   The Lessee shall pay to the Lessor at
Olympia, Washington 98504 the leasehold tax, if applicable as set forth in chapter 61, Laws of 1976, 2nd Ex. Session or as may be amended. The tax shall be due and payable at the same time the rental charged herein is due and payable. Failure to pay said tax when due and payable shall be considered a breach of the provisions of this lease and the Lessor shall be entitled to all remedies they are entitled to by law, and the remedies provided herein for a break in a provision of this lease. Any delinquent taxes shall be a debt to the Lessor and in the event the Lessor is subject to any penalties or interest because of the failure of the Lessee to pay such taxes, such penalties and interest shall be payable by the Lessee to the Lessor and shall be considered a debt to the Lessor. In the event the Lessor suffers any costs of whatsoever nature including attorney fees, or other costs of litigation in collecting said tax, such costs shall be payable be the Lessee and shall be considered a debt due and owing to the Lessor by the Lessee.


SECTION 4 RESERVATIONS AND CONDITIONS OF USE

4.1 Discrimination. The Lessee covenants and agrees that in the performance of this lease agreement, the lessee shall conduct its activities in a manner that will assure fair, equal and non-discriminatory treatment of all persons regardless of race, creed, sex, marital status or ethnic origin. Notwithstanding any exemption contained in State or federal law, the Lessee shall comply with all federal and State laws, rules or regulations concerning hiring and employment and assuring the service of all patrons, customers, members or invitees without discrimination as to any persons race, creed, sex, marital status or ethic origin.

Non- compliance with this clause by the Lessee shall constitute a breach of this lease and the Lesser may initiate appropriate formal or informal action to assure compliance and may, at its discretion terminate its lease upon 30 days notice to lessee setting forth the claimed violation or violations and giving the Lessee a right to appeal to the Commissioner of Public Lands for a contested case hearing in accordance with the State Administrative
Procedures Act (RCW 34.04).


4.2  Regulations.   The Lessor shall have the right to
regulate, under rules established by it, maintenance and design requirements of all improvements, rates of wharfage, dockage and other tolls to be imposed by the Lessee upon commerce for any of the purposes for which leased harbor areas may be used, and to change such regulations and rates from time to time.


4.3  Termination.   the Lessor shall have the right to
terminate this lease upon breach of any of the terms or conditions contained herein, or for the failure or refusal to erect within a specified rental contained herein, or for the failure or refusal to erect within a reasonable time hereafter and continuously to operate and maintain in and upon the harbor _____ herein described the wharfs, docks, buildings or other structures represented in the exhibits of improvements proposed to be erected therein, which have heretofore been filed with the Lessor, or as altered with the consent and approval of the Lessor and entered upon its records. In addition, the Leassor shall have the right to terminate this lease for violation of any State or federal law, rule, regulation, order or permit required thereunder governing the uses authorized pursuant to the terms of this lease.


4.4  Improvements.   No improvement shall be placed upon the
harbor area without the prior written authorization of the Lessor. Authorized improvements constructed or placed on the leased premises during the term of this lease by the Lessee, unless otherwise specified, ______ the property of the Lessee. Upon the termination or expiration of this lease, the ____ agrees to cover, remove and dispose of these improvements designated by the Lessor on the premises, within six months from date of termination or expiration.
In those cases where the Lessor requires removal of improvements and such action is not taken by the Lessee, the Lessee agrees that the Lessor may remove such improvements and charge the Lessee for cost of removal and disposal. All improvements allowed to remain on the ____ herein described, upon termination or expiration of this lease, shall be the property of the Lessor.


4.5  Acquisition.   The Lessor reserves unto itself, port
district, county, city or other public agency in the territory where the portion of the harbor area described in this lease is located, the right to assume and thereafter hold this lease upon acquirement of the tidelands contiguous thereto and fronting thereon, without any value for said lease except for improvements thereon where such improvements are owned by the Lessee.


4.6 Entry. the lessor shall have access to the premises at all reasonable times for the purpose of securing compliance with the terms and conditions of this lease.


4.7  Access.   The Lessor reserves the right of access to
and across the leasehold premises for all purposes and further reserves the right to grant easements and other land uses on the premises to others when the easement or other land uses applied for will not unduly interfere with the use to which the Lessee in putting the premises, or interface unduly with the approved plan of development of the premises. No easement or other land uses shall be granted to third parties, until damages to the lease holder have been paid to the Lessee, or waiver signed by the lessee.


4.8  Restrictions on Use.   In connection with use of the
premises, the Leasee shall:
(1) Conform to applicable laws and regulations of any public authority affecting the premises and the use thereof, and correct at the Lessees own expense, any failure of compliance created through the Lessees fault, or by reason for the Lessees use.
(2) Remove no valuable material without prior written consent of the Lessor.
(3) Not make or suffer to be made, any filling in of the leased area or any deposit of rock, earth, ballast, refuse, garbage or other matter within such area except as approved in writing by the Lessor.


SECTION 5 REQUIREMENTS

5.1  Assignment and Sublease.   this lease, or any portion
thereof, may not be assigned, mortgaged, sublet or otherwise transferred without the prior written consent of the Lessor. In granting such consent, the Lessor reserves the right to change the terms and conditions of this lease as it may affect the assignee. Further, if the Lessee is a corporation or partnership and if at any time during the term of this lease, any part or all of the corporate shares or partnership interests of Th. Lessee shall be transferred by sale, assignment, bequest, inheritance, operation of law, or other dispositions so as to result in a change in the present control of the corporation or partnership by the person or persons now owning a majority of the shares, or change in the holding of the corporate pr partnership interest, the same shall constitute an assignment of this lease and as such shall require prior written consent of the lessor. Failure to obtain written approval of any assignment defined in this lease shall be grounds for cancellation.


5.2  Maintenance.
(1) The Lessee, at his sole cost and expense, shall at all times keep, or cause all improvements (regardless of ownership) to be kept, in as good condition and repair as originally constructed or as hereafter put, except for reasonable use.
(2) the Lessee shall not allow debris or refuse to accumulate on the leased premises, caused either by himself or any person authorized on the premises by the Lessee.
Failure to comply with this provision shall be cause to permit the Lessor to remove the debris and refuse and collect the cost of such removal from the Lessee and /or cancel this lease.


5.3  Condition of the Premises and Liability.
(1) The premises have been inspected by the Lessee and are accepted in their present condition. Lessee agrees to defend and hold Lessor harmless from any and all claims suffered, or alleged to be suffered on the premises, or arising out of operations on the premises.

(2) The Lessee shall carry with a responsible company of companies satisfactory to the State, a sufficient amount of fire and casualty insurance to recover the value of any or all improvements located on the leased premises. A copy of such insurance policy or policies is to be endorsed and delivered to the State with provision of ten (10) days notice of change, expiration and / or cancellation to the State. In the event of fire or casualty damage to any improvement owned by the State, or required to be left on the leased premises at the expiration of this lease, the paid insurance benefits shall be used to immediately replace said improvements in a manner acceptable to the State or, if directed by the State, rehabilitate the area in a manner suitable to the State. Any portion of the insurance proceeds not so utilized shall be returned to the State or if so permitted, to be used to satisfy any outstanding obligations incurred by reason of this lease being utilized for loan security. In the event of fire or casualty damage to any improvement owned by the Lessee, the said insurance benefits shall be used to either replace the improvement, or in lieu thereof, rehabilitate the area in a manner suitable to the State. The Leasee shall guarantee that all sublessees shall have provisions to either replace their own damaged improvements or to rehabilitate the area as defined above.


5.4  Assessments.   The Lessee shall pay all the annual
payments on all assessments that may be legally charged, whether or not such assessments have been levied against the leasehold or the Lessor by the assessing agency.


5.5  Insolvency of Lessee.   If the Lessee becomes
insolvent, bankrupt, a receiver appointed, or his interest is transferred by operation of law, the Lessor may cancel this lease at its option. Insolvency as used herein, will mean the inability of the Lessee to meet obligations as they come due.


SECTION 6 MISCELLANEOUS

6.1  No Partnership.   The Lessor is not a partner nor a
joint venturer with the Lessee in connection with the business carried on under this lease and shall have no obligation with respect to the Lessees debts or other liabilities.

6.2  Non-Waiver.   Waiver by either party of strict
performance or any provisions of this lease shall not be a waiver of, nor prejudice the partys right to require strict performance of the same provision in the future, or of any other provision.

6.3  Attorney Fees.   If suit or action is instituted in
connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover, in addition to costs, such sum as the court may adjudge reasonable as attorney fees.

6.4  Succession.   Subject to the limitations as stated in
paragraph 5.1 on transfer of the Lessees interest, this lease shall be binding upon, and inure to the benefit of the parties, their respective successors and assigns.

6.5  Notices.   Any notice required or permitted under this
lease shall be given when actually delivered or when deposited in the United States mail addressed as follows: To the Lessor: Department of Natural Resources, Public Lands Building, Olympia, Washington 98504. To the Lessee: At the address given by the Lessee in the signature block, or as shown on later official documents of record with this lease.

6.6  Liens.
(1) No person shall have the right to file or place any lien of any kind or character upon the land or improvements within the leasehold premises without the prior written consent of the Lessor.
(2) In the event liens or other charges are placed on the leasehold premises, including land improvements, arising out of the Lessees actions directly or indirectly, the Lessee shall immediately cause such liens or charges to be discharged. The Lessor may forthwith cancel this lease if Lessee fails to discharge such liens or charges after ten days notice to do so by the Lessor. The lessee shall pay and indemnify the lessor for all costs, damages or charges of whatsoever nature, including attorneys fees necessary to discharge such liens or charges, whether such costs, damages or charges are incurred prior or subsequent to any cancellation of this lease.

6.7  Litigation.   In the event this lease, its terms, its
use, its occupation or it in any way becomes a matter of litigation, the Lessor shall be notified of such litigation within fifteen days after such litigation is begun. Failure to notify the Lessor of such action shall be cause for cancellation or termination of this lease.

6.8  Leasors Right to Cure Defaults
(1) If the Lessee fails to perform any requirements or obligations under this lease, the Leassor shall have the option to correct the obligation of the lease after thirty days written notice to the Lessee. All of the Lessors expenditures to correct the default shall be reimbursed by the Lessee on demand, with interest at the rate of one percent per month accrued from the date of expenditure by the Lessor.
(2) In the event any violation or breach of the provisions of this lease is causing damage to the leasehold premises or the Lessee is utilizing the leasehold premises in a manner not permitted by the provisions of this lease, or in any case damages are occurring to the leasehold premises, the Lessor may immediately enter upon the leasehold premises and take such action as necessary to cease such damages or use. In the event the damages or use is occurring by reason of a violation or breach of the provisions of this lease, the Lessee shall be liable for all costs incurred by the Lessor by reasons of such violations. The Lessor, _______ option may send notice to the Lessee of such violations and the Lessee shall immediately cease such use or violation and correct and remedy such violations.

6.9  Bond.   Lessee shall furnish a bond in the amount of
$35.000.00 as a guarantee for the performance of all the conditions set up and prescribed in this lease in all and every part thereof.

6.10  Legislative Changes.   The Lessee further agrees that
the provisions contained in paragraph 3.1, 3.3 and 4.4 shall be subject to any changes in legislation affecting rental rates and improvements.

The Lessee expressly agrees to all covenants herein, and binds himself for the payment herein before specified.

Executed this               day of
, 19

STATE OF WASHINGTON
DEPARTMENT OF NATURAL RESOURCES


JAMES A. STERNS
Supervisor
For BRIAN J. BOYLE, Commissioner

Signed  this               day of
, 19

TODD PACIFIC SHIPYARDS CORPORATION


By,

Title


P.O.  Box 3806
Seattle, WA 98124

Lessee is a corporation, complete Certificate of Acknowledgment

App. No. HA-2590
FORM RES 75-1809

CERTIFICATE OF
CORPORATE ACKNOWLEDGMENT


STATE OF                            )
                                    )  ss
COUNTY OF                           )


On this                 day of
,  19          , before me
Personally appeared

to me known to be the
of the corporation that executed the within and foregoing instrument and acknowledged said instrument to be the free and voluntary act and deed of the corporation, for the uses and purposes therein mentioned, and on oath stated that (he was) (they were) authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.


Notary Public in and for the State of

residing at


Rental Schedule Attachment

3.1 Rental
Date
December 13, 1982 to July 1, 1983
Rent*
$17,302.45

*Rental for subsequent periods shall be later determined by _____ Lessor in accordance with the rules then in effect. The annual rental is ordinarily based on the Departments rate of return times the value of the land. Chapter 21, Laws of 1982, First Extraordinary Session, has placed certain limits on the rental to be collected up through July 1, 1983, and the above rental reflects those requirements.

EXHIBIT MAP

HARBOR AREA LEASE BOND NO.

STATE OF WASHINGTON                           )

) ss
County of
)

We,
of
,
as principal                , and we,
as sureties, all of the State of Washington, County of , do confess ourselves ______________ to the State of Washington in the penal sum of
                                                    Dollars,
and to the payment of which ______________ held and firmly bound, and do by these presents bind ourselves, our and ___________ heirs, executors, administrators or assigns, jointly and severally, firmly by _________ presents.

Sealed with our ______________ this                     day
of                         , A.D., 19

The condition of __________ obligation is such that,
Whereas, the principal          , in the foregoing bond
_____ into a certain lease and contract No.             with
the State of Washington ____ (which is hereto attached and made a part of this instrument), whereby the _______ bounden principal ___________ leased from the State of Washington the part, ______ of property described in said hereto attached lease and contract, __________ conditions set up in said lease and contract: Now, therefore, if the ________
named lessee        , the principal        herein, shall and
contract ______ in all and every part thereof, then this bond shall be considered satisfied ____ discharged; otherwise it shall have full force and effect.

Approved for general

Date:                                  Signature: Principal
                                              Title

Assistant Attorney
Mailing Address

Surety

Insurance commissioners Approval:
Mailing Address

Signature: Attorney in fact

Signature: Resident Agent
Agency
Mailing Address

Suretys Seal




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EXHIBIT A
Map of Todd Pacific Shipyard  Unable to copy